Exhibit 14.1

                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS
                           CHROMCRAFT REVINGTON, INC.


Chromcraft Revington, Inc. (the "Company" or "Chromcraft Revington") has a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the chief executive officer and the senior financial officers of Chromcraft Revington are required to comply with the following policies (senior financial officers include the chief financial officer and the controller or principal accounting officer of Chromcraft Revington):

     1. Act with integrity and engage in honest and ethical conduct, avoiding actual or apparent conflicts of interest between personal and professional relationships.

     2. Provide information that is full, fair, accurate, timely and understandable to the directors, officers and employees of the Company who need to know such information.

     3. Be responsible for full, fair, accurate, timely and understandable disclosure in all public communications and in all reports or other materials filed with or submitted to the Securities and Exchange Commission and the New York Stock Exchange by the Company. Accordingly, it is the responsibility of the chief executive officer and each senior financial officer to bring promptly to the attention of the Chair of the Audit Committee any material information of which he or she may become aware that affects any of the disclosures made by the Company in its public filings.

     4. Be responsible for the design, operation and regular assessment of the Company's disclosure controls and procedures and its internal controls and procedures for financial reporting.

     5. Not unduly or fraudulently influence, coerce, manipulate or mislead any audit of the Company's accounting books and records or interfere with any work conducted by the internal or external auditors of the Company.

     6. Promptly bring to the attention of the Chair of the Audit Committee any information of which he or she may become aware concerning (i) significant deficiencies in the design or operation of the Company's disclosure controls and procedures or the Company's internal controls and procedures for financial reporting, (ii) any fraud, whether or not material, involving senior management of the Company or any of its subsidiaries, (iii) any violation of this Code of Ethics or of the Code of Business Conduct and Ethics by an employee of the Company, or
          (iv) any material violation of the federal securities laws or any other law, rule or regulation or of any requirements of the New York Stock Exchange applicable to the Company.

Any waivers of any provision of this Code of Ethics may be granted only by the Board of Directors or a committee appointed by the Board of Directors and must be promptly disclosed publicly as required by applicable law or the New York Stock Exchange.

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                                                                    Exhibit 14.1

                       CODE OF BUSINESS CONDUCT AND ETHICS
                           CHROMCRAFT REVINGTON, INC.


I.   Statement of Purpose

     This Code of Business Conduct and Ethics (the "Code") reaffirms Chromcraft Revington's commitment to conduct its business in accordance with all applicable laws and the highest standards of business ethics and integrity and to ensure that all persons to whom this Code is applicable are aware of such standards, both legal and ethical. Some important purposes of this Code are to identify areas of potential ethical risk for directors, officers and employees, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty and accountability.

     If you have any questions about this Code or a possible violation of it, you should ask your supervisor how to handle the situation or follow the procedures described in Section XI of this Code.

     This Code applies to all directors and employees (including officers) of Chromcraft Revington, Inc. and its wholly owned subsidiaries (the "Company" or "Chromcraft Revington").

II.  Conflicts of Interest

     Business decisions must be based on sound judgment and not on personal interest or gain. There is a conflict of interest whenever one's personal interests or activities improperly influence or interfere with the interests of the Company or the objective and effective performance of one's duties for the Company. A conflict of interest also may arise when an employee or a member of his or her family receives improper personal benefit as a result of his or her position with the Company. Directors and employees must not engage in any activity that creates a conflict of interest or the appearance of a conflict of interest between personal and professional relationships. Avoid any situation that creates, or appears to create, a conflict of interest.

     No employee should represent Chromcraft Revington in a business transaction if he or she, a family member or close friend has a financial interest. No employee should take any business action on behalf of the Company for personal benefit, or to benefit a relative or close friend. No gift, favor or entertainment should be accepted or provided if it will obligate in some manner the person who receives it. Receiving or giving gifts of cash or cash equivalents is never allowed in connection with your position at the Company. Entertainment or gifts may be accepted or provided if a legitimate business purpose or practice is served.

III. Corporate Opportunities

     Directors and employees are prohibited from taking for themselves personally any opportunity that is discovered through the use of corporate property, information or position, or that otherwise belongs to the Company. No director or employee may use corporate property, information or position for improper personal gain, and no director or employee may compete, directly or indirectly, against the Company.

     Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. An employee is required to disclose to the Company all new business opportunities involving the Company that come to an employee's attention during the course of employment. An employee should not personally, or on behalf of any relative, other person or firm, receive any personal benefit from any such business opportunity.

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IV.  Confidential Information

     Chromcraft Revington's policy is to maintain the confidential treatment of its financial, operating and other corporate information and to prohibit the misuse of any such information obtained during employment. Employees must maintain the confidentiality of confidential information entrusted to them by the Company or our customers, except when disclosure is required by applicable law or is authorized in writing by the Board of Directors, the President or the Vice President-Finance of Chromcraft Revington. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, if disclosed. The obligation to preserve the confidentiality of confidential information continues after employment ends and, upon leaving employment, each employee must return all Company property, documents, books, records and files.

V.   Insider Trading

     It is unethical and illegal for any employee to purchase or sell any shares of Chromcraft Revington common stock on the basis of confidential or non-public information. If an employee has knowledge of confidential or non-public information, he or she may not use such information (or pass on such information to, or "tip," any other person) for personal gain, directly or indirectly, or through the purchase or sale of Chromcraft Revington common stock.

VI.  Fair Dealing

     All employees must not participate in any fraudulent or deceptive activities involving Chromcraft Revington or its customers, suppliers or anyone else with whom Chromcraft Revington does business. Each employee should endeavor to deal fairly with Chromcraft Revington's customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, misrepresentation of material facts, abuse of privileged information or any other unfair-dealing practice. Stealing proprietary information, possessing trade secrets obtained without the owner's consent or inducing unauthorized disclosure of proprietary information or trade secrets of other companies is prohibited.

VII. Protection and Proper Use of Company Assets

     All Company assets and resources must be used only for legitimate Company business, and not for personal use. All employees must protect Company assets, such as equipment, inventory, supplies, cash, records, customer lists and other information. Employees should treat Company property with the same care that they would if the property was their own. No employee may commit theft, fraud or embezzlement of, or misuse, Company property. Any suspected theft, fraud, embezzlement or misuse of Company property should be immediately reported to your supervisor.

VIII. Compliance with Laws, Rules and Regulations

     It is the policy of Chromcraft Revington to comply fully with all laws governing its operations and to conduct its affairs with integrity and according to the highest ethical standards. All employees must obey all laws, rules and regulations applicable to the Company. Compliance with this policy means not only observing the law, but so conducting Company business such that the Company will deserve and receive recognition as an ethical and law-abiding enterprise.

IX.  Maintenance of Accurate and Complete Records

     Investors count on Chromcraft Revington to use and provide accurate information so they can make informed decisions. All employees must properly record many kinds of business information. All financial books, records and accounts must correctly reflect transactions and events. Falsifying Company books and records is prohibited. Any unrecorded or "off the books" assets, funds or transactions should not be maintained unless authorized in writing by the President or the Vice President-Finance of Chromcraft Revington.


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     All employees are required to make full disclosure of all relevant information to, and must cooperate with, senior management of Chromcraft Revington and the Company's internal or external auditors. All disclosures of information in reports and documents that Chromcraft Revington files with or submits to the Securities and Exchange Commission and the New York Stock Exchange and in other public communications shall be full, fair, accurate, timely and understandable.

     Business records and communications may become public, and employees should avoid exaggeration, speculation, derogatory remarks or inappropriate characterizations of people or other companies. This applies to e-mail, internal memoranda, formal reports and other communications. Company records should always be retained and destroyed according to the Company's record retention policies.

X.   Waivers

     Any waivers of any provision of this Code for a director or officer of the Company may be granted only by the Board of Directors or a committee appointed by the Board of Directors and must be promptly disclosed to the Company's shareholders. Any waivers of any provisions of this Code for an employee may be granted only by the President or the Vice President-Finance of Chromcraft Revington.

XI.  Compliance, Reporting and Retaliation

     This Code reflects general principles to guide directors and employees in making ethical decisions and is not intended to address every specific situation. Employees who violate this Code will be subject to disciplinary action, including possible termination of employment.

     An employee must report any suspected illegal or unethical conduct connected with or affecting our Company or our business. Such a report or questions or concerns about improper behavior should be made to your supervisor. Any employee who knowingly gives a false report will be subject to disciplinary action.

     If an employee is still concerned after reporting the suspected illegal or unethical conduct to his or her supervisor or if an employee feels uncomfortable speaking to his or her supervisor for any reason about any suspected illegal or unethical conduct or about any questionable accounting, auditing or internal control practices at the Company or any of its subsidiaries, the employee may contact Krieg DeVault LLP, legal counsel to the Company, in writing on a confidential and anonymous basis addressed to either Nicholas J. Chulos or William R. Neale at Krieg DeVault LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204. If you choose to contact our legal counsel, please provide sufficient information for your concern to be investigated properly. Providing your name, address, telephone number and e-mail address is optional and not required.

     Chromcraft Revington will not allow retaliation at any level in the Company for reports of illegal or unethical conduct or questionable practices made in good faith. Employees will be expected to cooperate in internal investigations of misconduct.